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                                                                     EXHIBIT 5.1

                                 June 26, 1998





Cooper Cameron Corporation
515 Post Oak Boulevard, Suite 1200
Houston, Texas  77027


Gentlemen:

         I am the General Counsel for Cooper Cameron Corporation, a Delaware corporation (the "Company"), and have acted in such capacity in connection with the registration under the Securities Act of 1933, as amended, of 32,000 shares (the "Shares") of the Company's common stock, $.01 par value (the "Common Stock"), to be offered upon the terms and subject to the conditions set forth in the Company's Registration Statements on Form S-8 (the "Registration Statements") to be filed with the Securities and Exchange Commission relating to the following plans:

         Individual Account Retirement Plan for Bargaining Unit Employees at the Cooper Cameron Corporation Buffalo, New York Plant

         Individual Account Retirement Plan for Bargaining Unit Employees at the Cooper Cameron Corporation Grove City Facility

         Individual Account Retirement Plan for Bargaining Unit Employees at the Cooper Cameron Corporation Missouri City, Texas Facility

         Individual Account Retirement Plan for Hourly-Paid Employees at the Cooper Cameron Corporation Mount Vernon Plant

         Individual Account Retirement Plan for Cooper Cameron Corporation Hourly Employees, IAM, at the Superior Plant

         Individual Account Retirement Plan for Cooper Cameron Corporation Hourly Employees, UAW, at the Superior Plant.

         In connection therewith, I have examined originals or copies certified or otherwise identified to my satisfaction of the Amended and Restated Certificate of Incorporation of the Company, the First Amended and Restated By-laws of the Company, the corporate proceedings with respect to the offering of the Shares and such other documents and instruments as I have deemed necessary or appropriate for the expression of the opinions contained herein.

         I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

         Based upon the foregoing, and having a regard for such legal considerations as I have deemed relevant, I am of the opinion that:

                 (i) The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware.


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Cooper Cameron Corporation
June 26, 1998
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                 (ii)     The Shares proposed to be sold by the Company have
         been duly and validly authorized for issuance and, when issued in accordance with the terms of the Registration Statements, and subject to compliance with any applicable Blue Sky laws, will be validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statements.

                                     Very truly yours,





                                     /s/ Franklin Myers
                                     --------------------------------------
                                     Franklin Myers
                                     Senior Vice President, General Counsel
                                      and Secretary